SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT is made as of the 9th day of June, 2021 (the "Execution Date")

AMONG:

ADASTRA LABS INC., a corporation existing under the laws of the Province of British Columbia (the "Purchaser")

PURE SUNFARMS CORP., a corporation existing under the laws of the Province of British Columbia (the "Supplier")

- and -

PHYTO EXTRACTIONS INC., a corporation existing under the laws of the Province of British Columbia (the "Guarantor")

WHEREAS each of the Purchaser and Supplier is a licensed cultivator and processor of Cannabis under the Cannabis Act and is engaged in the business of selling Cannabis-related products;

AND WHEREAS the Purchaser is desirous of buying bulk Cannabis-related products from the Supplier and the Supplier is desirous of selling Cannabis-related products to the Purchaser, subject to the terms of this Agreement;

AND WHEREAS capitalized terms when used in these preambles and not otherwise defined in the preambles shall have the respective meanings ascribed thereto in Section 1.1;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT for good and valuable consideration (the receipt and sufficiency of which are hereby conclusively acknowledged), the Parties hereby agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Defined Terms

In this Agreement, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have the corresponding meanings:

(a) "Action" means any actual or threatened claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, investigative, regulatory or other, whether at law, in equity or otherwise;

(b) "Active Component" means CBD and THC;

(c) "Affected Party" has the meaning set out in Section 7.1;

(d) "Affiliate" has the meaning set out in the Canada Business Corporations Act;

(e) "Agreement", "this Agreement", "herein", "hereby", "hereof", "hereunder" and similar expressions mean or refer to this Supply Agreement and any and all agreements in writing between the Parties amending this Agreement or supplemental or ancillary hereto and, unless the context otherwise requires, the expressions "Article", "Section" or "Schedule" followed by a number or letter mean and refer to the specified Article or Section of, or Schedule to, this Agreement;

(f) "Applicable Law" means any Canadian (a) statute, law (including common and civil law), code, ordinance, rule, regulation or by-law (zoning or otherwise); (b) any judgement, order, writ, injunction, decision, ruling, decree or award; (c) any regulatory policy, practice, protocol, guideline or directive; (d) any rule or regulation of any stock exchange on which the securities of such Party or its Affiliates are listed or traded; or (e) any franchise, licence, qualification, authorization, consent, exemption, waiver, right, permit or other approval, in each case, of any Governmental Authority and having the force of law, binding on or affecting the Party referred to in the context in which the term is used or binding on or affecting the property of such Party, all of the foregoing as may exist as of the Execution Date or as may be implemented, revised or modified from time to time after the Execution Date;

(g) "Bankruptcy Proceeding" means, in respect of any Person:

(i) if a Person commits an act of bankruptcy or a petition or other process for the bankruptcy of the Person is filed or instituted and remains undismissed or unstayed for a period of twenty (20) days or any of the relief sought in such proceeding (including the appointment of a receiver, trustee, custodian or other similar official for it or any substantial part of its property) shall occur;

(ii) if any proposal is made or any petition is filed by or against the Person under any law having for its purpose the extension of time for payment, composition or compromise of the liabilities of the Person or other reorganization or arrangement respecting its liabilities and such proposal or petition is not stayed or dismissed within twenty (20) days or if the Person gives notice of its intention to make or file any such proposal or petition including an application to any court to stay or suspend any proceedings of creditors pending the making or filing of any such proposal or petition;

(iii) if any receiver, administrator, or manager of the property, assets or undertaking of the Person or a substantial part thereof is appointed, whether privately, pursuant to any statute, or by or under any judgment or order of any court;

(iv) if any proceedings are taken to enforce any Encumbrance affecting the assets of the Person or if a distress or any similar process be levied or enforced against such assets and such proceedings are not dismissed or stayed within 20 days after the commencement thereof;

(v) the admission in writing by the Person of its inability to pay its debts generally as they become due; or

(vi) the making by the Person of a general assignment for the benefit of its creditors;

(h) "Basic Purchase Order Terms" means any one or more of the following terms specified in the Purchase Order: (a) the type and volume of Goods to be purchased; (b) the Delivery Date; and (c) the billing address; and (e) the delivery location; in each case, including all terms and conditions hereof attached to, or incorporated into, such Purchase Order.

(i) "Business Day" means any day other than a Saturday or Sunday or any other day which is a statutory or civic holiday or day on which banking institutions are closed in the Province of British Columbia;

(j) "Cannabis" has the meaning set out in the Cannabis Act;

(k) "Cannabis Act" means the Cannabis Act, S.C. 2018, c.16 and the Cannabis Regulations, SDR/2-18-144, and any amendments or supplements to, or all replacements and substitutions of, any of the foregoing;

(l) "CBD" means cannabinol;

(m) "Certificate of Analysis" means the certificate of analytical testing issued by an independent laboratory that is registered with Health Canada for the purposes of testing cannabis and cannabis products in accordance with validated methods and the Cannabis Act;

(n) "Claim" means any Action brought against a Person entitled to indemnification under Article 9;

(o) "Complaint" has the meaning set out in Section 6.6(c);

(p) "Confidentiality Agreement" has the meaning set out in Section 10.1(a);

(q) "Confidential Information" has the meaning set out in the Confidentiality Agreement;

(r) "Confirmation" has the meaning set out in Section 2.1(b);

(s) "Contract Period" means each full month during the Term indicated in Schedule B, but shall include June, 2021 on a pro rata basis;

(t) "Deliver" means delivery by the Supplier of Goods to the premises of the Supplier on an EXW basis or as otherwise agreed to with the Purchaser, and "Delivery" and "Delivered" have comparable meanings;

(u) "Delivery Date" means the proposed delivery date of the Goods subject to a Purchase Order, which shall be at least ten (10) days from the issue date of the Purchase Order and no later than the end of the applicable Contract Period with respect to the Minimum Purchase Obligation, unless otherwise agreed by Supplier;

(v) "Direct Claim" has the meaning set out in Section 9.2(a);

(w) "Encumbrances" means any lien, charge, hypothec, pledge, mortgage, title retention agreement, covenant, condition, lease, license, security interest of any nature, claim, exception, reservation, easement, encroachment, right of occupation, right-of-way, right-of-entry, matter capable of registration against title, option, assignment, right of pre-emption, royalty, right, privilege or any other encumbrance or title defect of any nature whatsoever, regardless of form, whether or not registered or registrable and whether or not consensual or arising by any Applicable Law, and includes any contract to create any of the foregoing;

(x) "Execution Date" has the meaning set out in the preamble to this Agreement;

(y) "EXW" means Ex Works with the full meaning set out in Incoterms 2020;

(z) "Force Majeure Event" means an unforeseeable and irresistible event or circumstance whatsoever beyond the reasonable control of the applicable Party, which notwithstanding the exercise of commercially reasonable diligence of the Party, the Party is unable to prevent or provide against (but does not include a failure by a Party to fund or pay) that prevents or delays it from conducting the activities and performing the obligations contemplated by this Agreement, provided that the Affected Party makes a good faith effort to resolve or avoid such delay; such events shall include, but not be limited to any fire or other casualty, acts of God, war, disruptions in trade, civil commotion, strike, lockout, picketing or other industrial disturbances, insurrection, terrorism, riots, pandemics, any change in Applicable Law (including the Cannabis Act) or action or inaction of any Governmental Authorities;

(aa) "Guarantor" has the meaning set out in the recitals to this Agreement;

(bb) "Goods" means the products to be sold hereunder by the Supplier to the Purchaser as described in Schedule A;

(cc) "Governmental Authority" means any Canadian municipal, regional, provincial or federal government and its agencies, authorities, branches, departments, commissions or boards, having or claiming jurisdiction over a Party or the Goods, and for greater certainty including, without limitation, Health Canada and any recognized stock exchange on which the securities of a party are or are to be listed.

(dd) "Incoterms" means the Incoterms 2020, ICC Rules For the Use of Domestic and International Trade Terms, published by the International Chamber of Commerce or as may be updated from time to time;

(ee) "Indemnified Person" has the meaning set out in Section 9.1(a);

(ff) "Indemnifier" has the meaning set out in Section 9.1(a);

(gg) "Independent Laboratory" has the meaning set out in Section 3.1(g);

(hh) "Initial Term" has the meaning set out in Section 11.1;

(ii) "Inspection Period" has the meaning set out in Section 3.1(e);

(jj) "Losses" means damages, fines, penalties, deficiencies, losses, liabilities, including settlements and judgments, costs and expenses of any kind, character or description (including payments, refunds and delivery of additional goods and/or services, interest, and reasonable fees and expenses of legal counsel or other professionals);

(kk) "Minimum Purchase Obligation" has the meaning set out in Section 2.1(a);

(ll) "Parties" means the Purchaser, the Guarantor and the Supplier collectively, and "Party" means either of them as the context requires;

(mm) "Person" means any individual, corporation or other body corporate, partnership, trustee, trust or unincorporated association, joint venture, syndicate, sole proprietorship, other form of business enterprise, executor, administrator or other legal representatives, regulatory body or agency or Governmental Authority, however designated or constituted;

(nn) "Price" has the meaning set out in Section 6.1;

(oo) "Product" means un-sifted cannabis Trim meeting the Specifications (as defined herein);

(pp) "Purchase Order" means the Purchaser's purchase order issued to the Supplier hereunder, including all terms and conditions attached to, or incorporated into, such purchase order;

(qq) "Purchaser" has the meaning set out in the recitals to this Agreement;

(rr) "Quality Assurance Agreement" means the quality assurance agreement between the Supplier and the Purchaser dated August 7, 2020;

(ss) "Rejected Good" has the meaning set out in Section 3.1(f);

(tt) "Representative" means, with respect to any Party, the Party's Affiliates and such Party's and its Affiliates' directors, officers, employees and advisors;

(uu) "Renewal Term" has the meaning set out in Section 11.1;

(vv) "Required Disclosure" has the meaning set out in Section 10.2(a);

(ww) "Sales Licence" means a licence issued by Health Canada pursuant to the Cannabis Act to permit the holder of the licence to sell the Goods;

(xx) "Second Threshold" has the meaning set out in Schedule A;

(yy) "Shipment" means each discrete shipment of Goods Delivered, or to be Delivered, as applicable, by the Supplier to the Purchaser pursuant to this Agreement;

(zz) "Specifications" means those specifications for the Products required under Applicable Law and those identified in the Quality Assurance Agreement;

(aaa) "Supplier" has the meaning set out in the recitals to this Agreement;

(bbb) "Term" has the meaning set out in Section 11.1;

(ccc) "THC" means delta-9-tetrahydrocannabinol;

(ddd) "Third Party Claim" has the meaning set out in Section 9.2(a);

(eee) "Third Threshold" has the meaning set out in Schedule A;

(fff) "Trim" means the material resulting from the process of removing excess material from cannabis flower buds; and

(ggg) "Warranty" has the meaning set out in Section 3.1(a)(v).

1.2 Rules of Construction

In this Agreement:

(a) the terms "Agreement", "this Agreement", "the Agreement", "hereto", "hereof", "herein", "hereby", "hereunder" and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;

(b) references to an "Article", "Section" or "Schedule" followed by a number or letter refer to the specified Article or Section of or Schedule to this Agreement;

(c) the division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(d) words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa;

(e) unless otherwise indicated, any reference to a statute, regulation or rule shall be construed to be a reference thereto as the same may from time to time be amended, re- enacted or replaced, and any reference to a statute shall include any regulations or rules made thereunder;

(f) the words "include", "includes" and "including" mean "include", "includes" or "including", in each case, "without limitation";

(g) reference to any agreement or other instrument in writing means such agreement or other instrument in writing as amended, modified, replaced or supplemented from time to time;

(h) unless otherwise indicated, time periods within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends; and

(i) whenever any payment to be made or action to be taken hereunder is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next following Business Day.

1.3 Currency

Unless otherwise indicated, all dollar amounts in this Agreement are expressed in Canadian dollars.

1.4 Schedules

The following Schedules are attached to and form an integral part of this Agreement:

Schedule A - Goods and Prices

Schedule B - Contract Periods and Minimum Purchase Obligations

ARTICLE 2

PURCHASE AND SALE OF GOODS

2.1 Purchase and Sale of Goods

(a) The Purchaser shall issue a Purchase Order containing the Basic Purchase Order Terms to the Supplier in written form via e-mail. The Purchaser agrees to purchase sufficient volumes of Goods to meet the minimum purchase obligation for each Contract Period as set out in Schedule B (the "Minimum Purchase Obligation"). The Minimum Purchase Obligation is on a take-or-pay basis. If, during any Contract Period, the Purchaser fails to meet the Minimum Purchase Obligation for such Contract Period, the Purchaser shall pay the Supplier, within ninety (90) days after the end of such Contract Period, an amount equal to (a) the dollar value of the Minimum Purchase Obligation for such Contract Period; less (b) the dollar value of the actual purchases made by the Purchaser during such Contract Period.

(b) The Supplier shall confirm via e-mail to the Purchaser the receipt of each Purchase Order issued hereunder (each, a "Confirmation") within five (5) Business Days following the Supplier's receipt thereof. Each Confirmation must confirm acceptance of the Purchase Order or advise the Purchaser of the Supplier's rejection of such Purchase Order. If the Supplier fails to issue a Confirmation within the time set forth in the first sentence of this Section 2.1(b), the Supplier will be deemed to have rejected the Purchase Order.

(c) The express terms and conditions contained in this Agreement and the Purchase Orders exclusively govern and control each of the Parties' respective rights and obligations regarding the purchase and sale of Goods, and the Parties' agreement is expressly limited to such terms and conditions. Notwithstanding the foregoing, but subject to Section 11.2(a), if any terms and conditions contained in a Purchase Order conflict with any terms and conditions contained in this Agreement, the order of precedence is: (i) this Agreement, (ii) the Basic Purchase Order Terms of the relevant Purchase Order, and (iii) the remaining terms of the relevant Purchase Order.

(d) The Specifications may be changed upon mutual written agreement of the Parties at any reasonable time prior to manufacture of corresponding Products. Any costs incurred by the Supplier (and approved in writing by Purchaser) to accommodate such changes as well as any possible price difference following such change (and agreed in writing by the Purchaser) shall be borne by the Purchaser.

ARTICLE 3

QUALITY OF GOODS

3.1 Quality of Goods

(a) The Supplier warrants to the Purchaser, that the Goods (excluding the packaging and labelling determined by the Purchaser) contained in any Shipment will:

(i) comply with all Applicable Law;

(ii) be free from any Encumbrance;

(iii) be free from any and all material defects;

(iv) be released for sale after having completed quality assurance testing within the previous three (3) months; and

(v) conform to the quality standards and requirements set out in the Specifications (collectively, the "Warranty").

(b) Except for the Warranty, the Supplier does not make any express or implied warranty or condition whatsoever, including any implied conditions or warranties. Any implied warranties or conditions that are not included in the Warranty are expressly disclaimed.

(c) Prior to delivery of the Goods, Supplier will arrange for all laboratory testing of the Goods, to determine the concentration of Active Components, and whether the Goods comply with the Specifications and Applicable Law.

(d) The Supplier shall deliver to the Purchaser the Certificate(s) of Analysis in respect of the applicable Shipment within five (5) days of the issuance of the Purchaser Order for such Shipment. In addition, when the Goods are available and ready to be Delivered to the Purchaser, the Supplier shall notify the Purchaser in writing via email of all information that would be reasonably necessary to be obtained by a purchaser of Goods, including without limitation the following:

(i) confirmation of Delivery Date;

(ii) a breakdown of the Goods; and

(iii) the brand name, if applicable

(e) The Purchaser shall perform industry standard inspection of the Goods within ten (10) Business Days following Delivery (the "Inspection Period"). The Purchaser will be deemed to have accepted the Goods unless it notifies the Supplier in writing otherwise in accordance with the procedures below during the Inspection Period and furnishes conclusive written evidence or other documentation to the Supplier.

(f) If during such Inspection Period, an inspection reveals that some or all of the Goods do not conform to the Warranty, Purchaser may reject the non-conforming Goods (each a "Rejected Good") by providing written notice to the Supplier of any Rejected Good setting out in reasonable detail how much rejected material fails to conform to the Warranty and the reasonable basis for such assertion.

(g) In the event of a dispute regarding whether any Rejected Good complies with the Warranty, Purchaser and Supplier shall utilize a Health Canada approved independent laboratory as may be acceptable to both Supplier and Purchaser, acting reasonably (the "Independent Laboratory"), to evaluate whether a representative sample of such Rejected Good retained by Supplier conforms with the Warranty. If such dispute is submitted to the Independent Laboratory for resolution, Supplier and Purchaser will furnish or cause to be furnished to the Independent Laboratory such documents and information relating to the disputed issue as the Independent Laboratory may request and are available to that party or its agents and each will be afforded the opportunity to make written submissions to the Independent Laboratory. If such Independent Laboratory determines that a Rejected Good complies with the Warranty, the Purchaser will bear full responsibility for any fees charged by the Independent Laboratory in respect of testing such Rejected Good and will be obligated to purchase such Good and accept shipment of such Good, subject to the terms and conditions set forth in this Agreement. If such Independent Laboratory determines that a Rejected Good does not comply with the Warranty, the Supplier will bear full responsibility for any fees charged by the Independent Laboratory in respect of testing such Rejected Good. The terms and existence of any dispute regarding a Rejected Good shall be kept in the strictest and utmost confidence by the parties.

(h) The Supplier shall, at its own expense, remedy the deficiency by supplying the Purchaser with substantially similar replacement Goods as soon as practicable. In such case, the Purchaser shall destroy or return the affected Goods at the Supplier's direction and expense.

3.2 Warranty Limitation

(a) The Warranty does not apply to any Goods that:

(i) have been subjected to abuse, misuse, neglect, negligence, accident, improper testing, improper installation, improper storage, improper handling, abnormal physical stress, abnormal environmental conditions or use contrary to any instructions issued by the Supplier;

(ii) have been processed or altered by anyone other than the Supplier or its authorized representatives for such purposes; or

(iii) have been combined with third party products.

ARTICLE 4

DELIVERY

4.1 Delivery

(a) Unless otherwise agreed to with the Purchaser, the Supplier shall Deliver all Goods by Shipment on an EXW basis at the Supplier's premises during regular business hours unless otherwise agreed. All Shipments will be sent in accordance with the Cannabis Act or other such delivery method as is from time to time permitted by Applicable Law.

(b) If the Purchaser fails to accept Delivery of a Shipment for any reason when the Shipment is ready for collection or the Supplier is unable to deliver the Shipment on time because the Purchaser has not provided appropriate instructions, documents, licenses or authorizations, then provided that (A) the Goods are in compliance with the Purchase Order, and (B) the Purchaser has confirmed the Delivery Date to the Supplier in accordance with Section 3.1(d)(i):

(i) the Goods shall be deemed to have been delivered;

(ii) Supplier may, but is not obligated, to:

(A) store the Goods and Purchaser shall be liable for all related reasonable costs and expenses (including storage and insurance); and

(B) provided thirty (30) days from the scheduled Delivery has lapsed, resell or otherwise dispose of or use the Goods at its sole discretion,

provided that in each of (A) and (B) above, the Purchaser shall remain liable for the amounts under the invoice related to such Shipment less any net proceeds the Supplier collects after reselling the Goods pursuant to (B).

(c) The Supplier may, without liability or penalty, make partial shipments of Goods to Purchaser; provided that the Supplier shall be responsible for any increased shipping costs that result from such partial shipments.

4.2 Shipping Documents

Promptly after title to each Shipment transfers to the Purchaser as provided in Section 5.1, the Supplier will send, by email transmission to the Purchaser, the following documents, related to such Shipment:

(a) a full set of bills of lading in respect of the Shipment;

(b) a packing slip; and

(c) such additional documentation (including additional commercial documentation) pertaining to a Shipment as the Purchaser may reasonably request or that may be required by Applicable Law.

ARTICLE 5

PASSAGE OF RISK AND TITLE; INSURANCE

5.1 Passing of Risk and Title

Title to and all risk of loss of or damage to each Shipment shall remain with the Supplier and shall pass to the Purchaser on an EXW basis at the Supplier's premises at the time of pick up.

5.2 Insurance

Both Supplier and Purchaser, at their own expense, shall maintain and carry in full force and effect, commercial general liability insurance in amounts reasonably sufficient to meet their respective indemnification obligations under this Agreement. Notwithstanding the foregoing, Supplier and Purchaser shall each have minimum general liability coverage of at least $10,000,000.

ARTICLE 6

PRICE; INVOICING; PAYMENT AND BOOKS AND RECORDS

6.1 Price

The Supplier shall sell the Goods to the Purchaser for the prices set forth in Schedule A (the "Prices") on a sliding scale basis based on the amount of Goods purchased by the Purchaser during the Contract Period in which such Goods are purchased. All Prices include, and the Supplier is solely responsible for, all costs and expenses relating to the packing, crating, and boxing of the Goods necessary for collection and Shipment to the Purchaser.

6.2 Payment Terms

(a) The Supplier shall provide the Purchaser with an invoice for Purchase Orders at the time the Goods are picked up by Purchaser at Supplier's premises, and Purchaser shall pay the applicable invoice within sixty (60) calendar days of such date.

(b) If and whenever the amount of Goods purchased in any Contract Period reaches or exceeds the Second Threshold or the Third Threshold specified in Schedule A:

(i) the Supplier shall adjust and re-issue any outstanding invoice(s) to reflect the reduction to the price of the Goods sold during such Contract Period, and shall credit the Purchaser with the difference between the amount invoiced during such Contract Period and the reduced amount due or payable; and

(ii) the Purchaser shall automatically adjust and deduct from the amount due and owing under any outstanding invoice issued during such Contract Period the difference in price for all Goods purchased during the Contract Period, and shall pay the reduced amount owing for all Goods purchased during such Contract Period, and the Parties shall in good faith make all such adjustments as may reasonably be required to give effect to the price adjustment (if any) during any Contract Period.

(c) The Supplier shall have no obligation to ship any Goods contemplated by a Purchase Order until all amounts due and payable by the Purchaser to the Supplier are paid.

(d) All payments made under this Agreement shall be made in Canadian dollars in immediately available and freely transferable funds by means of electronic transfer to the account designated by the recipient Party. If Purchaser fails to pay when due any amount payable under this Agreement, Purchaser will pay to Supplier on demand interest on such amount in default from the date such amount was due until it is paid in full, at 0.5% per month (6.17% per annum). The Purchaser shall also reimburse the Supplier for all reasonable costs incurred by the Supplier in collecting any late payments, including legal fees and court costs. If the Purchaser fails to pay any undisputed amounts when due under this Agreement, the Supplier may, without limiting any other remedies available to the Supplier, suspend the delivery of any Goods until such time as the unpaid undisputed amounts have been paid in full.

(e) All prices for Goods are exclusive of all harmonized sales tax, goods and services tax, sales tax, valued added tax, use and excise taxes, tariffs and any other similar taxes, duties and charges of any kind imposed by any governmental authority on any amounts payable by the Purchaser. The Purchaser shall be responsible for all such charges, costs and taxes; provided that, the Purchaser shall not be responsible for any taxes imposed on, or with respect to, the Supplier's income, revenues, gross receipts, personnel or real or personal property or other assets.

6.3 Guarantee

The Guarantor hereby irrevocably and unconditionally guarantees to the Supplier, the punctual and complete payment and satisfaction when due, and at all times thereafter, and the performance, of all of the indebtedness, liabilities and obligations of the Purchaser, present and future, direct and indirect, absolute and contingent, matured and unmatured, joint or several, at any time or from time to time which are or may become at any time and from time to time owing or payable by the Purchaser to the Supplier, or which remain owing and unpaid by the Purchaser to the Supplier, whether in connection with this Agreement or otherwise. This guarantee constitutes a legal, valid and binding joint and several obligations of the Guarantor enforceable against the Guarantor.

6.4 Purchaser's Right to Set-Off

The Purchaser may set off any amount to which it may be entitled under this Agreement or any other agreement, document, instrument or certificate executed in connection with the consummation of the transactions contemplated by this Agreement against amounts otherwise payable to the Supplier under this Agreement or any other agreement, document, instrument or certificate executed in connection with the consummation of the transactions contemplated by this Agreement.

6.5 Books and Records

The Supplier shall keep true, complete and accurate books and records of all of its operations and activities and related to the production or procurement of the Goods for the purposes of this Agreement. If any of the Goods are subject to a recall or material defect, the Supplier shall, upon reasonable written request, make the batch records related to such recalled or materially defective Goods available to the Purchaser.

6.6 Ongoing Reporting

Each Party shall notify the other Party within thirty-six (36) hours of its receipt from a Governmental Authority of any form or notice specifically addressing the Goods or matters affecting a Party's obligations under this Agreement. As applicable, each Party further agrees to maintain any records related to the Goods or such Party's obligations under this Agreement required by any Governmental Authority. Each Party shall promptly provide to the other Party complete copies of:

(a) all material correspondence, notices or responses received from and to the Governmental Authority relating to the Goods and their production, marketing, distribution and sale;

(b) reports and correspondence relating to the Goods and their production as they become available in connection with any of the following events:

(i) receipt of a warning letter or similar advisory from any Governmental Authority relating to the production, packaging and storage of the Goods; and

(ii) any comments from a Governmental Authority relating to the production of the Goods requiring a response or action by the notifying party.

(c) Each Party shall maintain copies of any oral or written dissatisfaction with the Goods from a consumer, including any adverse reaction or serious adverse reaction, as each is defined in the Cannabis Act or any successor legislation or under the equivalent laws, rules and regulations in a jurisdiction outside of Canada (a "Complaint"). Each Party shall provide notice of any Complaints received concerning the Goods to the other Party on a weekly basis. With the reasonable assistance of the Supplier, the Purchaser shall be responsible for handling all Complaints, responding to consumers, and establishing and maintaining Complaint files consistent with Applicable Law.

ARTICLE 7

FORCE MAJEURE

7.1 Force Majeure

If after the occurrence of a Force Majeure Event, a Party affected (the "Affected Party") remains unable to carry out an obligation under this Agreement due to a Force Majeure Event, then the Affected Party must give to the other Party written notice after it has become aware of the occurrence of the Force Majeure Event with particulars of the Force Majeure Event and, so far as is known, the probable extent to which the Affected Party shall be able to perform or be delayed in performing its obligations. The other Party may give notice to the Affected Party of the extent to which the other Party's ability to comply with its obligations shall be affected by the Affected Party's inability to comply with its obligations. The relevant obligations of the Affected Party and the other Party, so far as they are affected by the Force Majeure Event (including by the inability of the Affected Party to perform its obligations due to the Force Majeure Event), shall be suspended during, but no longer than, the continuance of the Force Majeure Event.

The suspension of performance shall be of no greater scope and no longer duration than is reasonably necessitated by the Force Majeure Event. However, the non-performance of any obligation of either Party that was required to be completed prior to the occurrence of the Force Majeure Event shall not be excused as a result of such subsequent Force Majeure Event. The Affected Party must use all commercially reasonable efforts to overcome or remove the Force Majeure Event as quickly as possible and shall furnish timely regular reports of progress to the other Party. The Party claiming Force Majeure Event shall give further notice to the other Party upon it becoming aware that such Force Majeure Event has ceased to have effect. If the Affected Party fails to perform any of its obligations under this Agreement by reason of a Force Majeure Event and such non-performance continues for a period of one hundred and eighty (180) days from the first occurrence of the Force Majeure Event, the other Party may terminate this Agreement by providing written notice to that effect to the Affected Party. In the event of such termination and subject to Section 11.5, both Parties' respective rights and obligations under this Agreement shall terminate except for any amounts previously due and owing by one Party to the other and except for any other obligations which this Agreement expressly provides shall survive termination.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES; COVENANTS

8.1 Representations and Warranties

Each Party hereby represents and warrants to each other Party that at the date of signing this Agreement and the issuance of any Purchase Order or Confirmation the following representations and warranties are true and correct in all material respects:

(i) Organization; Status; Formation and Organization Documents. Such Party is duly formed and organized and validly subsisting under the laws of its respective jurisdiction of incorporation and is qualified to do business and has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.

(ii) No Conflicts. The execution and delivery of this Agreement, the performance by the Party of its obligations hereunder and the consummation of the transactions contemplated by this Agreement do not and will not conflict with, or result (with or without notice or the lapse of time) in a breach or violation of, or constitute a default under, any of the terms or provisions of: (i) the constating documents of the Party; (ii) the resolutions of the Party's shareholders or directors (or any committee thereof) which are in effect; (iii) any judgment, writ, injunction, degree or order of a court, arbitrator or Governmental Authority that is binding on the Party; (iv) any contract or agreement to which the Party is subject or by which the Party is bound; or (v) Applicable Law.

(iii) Licences. Such Party shall maintain all permits, certificates, licences, approvals, consents and other authorizations required to be obtained from the appropriate Governmental Authorities necessary to conduct its business and perform its obligations under this Agreement.

(iv) Enforceability. This Agreement has been duly executed and delivered by such Party and is a valid and binding obligation of such Party enforceable against it, in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors' rights and subject to the qualification that specific performance and injunction, being equitable remedies, may only be granted in the discretion of a court of competent jurisdiction.

(v) Anti-Corruption. Neither such Party, nor, to its knowledge, any of its Representatives has:

(A) violated or is in violation of, and the execution and delivery of this Agreement by such party, and performance of its obligations under this Agreement, will not violate, any provision of the Corruption of Foreign Public Officials Act (Canada), as amended (the "CFPOA"), the Foreign Corrupt Practices Act of 1977, as amended (the "FCPA");

(B) taken any unlawful action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any "foreign public official" (as such term is defined in the CFPOA) or any "foreign official" (as such term is defined in the FCPA);

(C) paid or received any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or

(D) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity.

(vi) Anti-Money Laundering. Such Party's operations are and have been conducted at all times in compliance with all applicable financial recordkeeping and reporting requirements of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), and all other applicable anti-money laundering and anti- terrorist statutes of the jurisdictions in which it conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the "Anti-Money Laundering Laws") and without limiting the foregoing, any payments under this Agreement by such party will not represent proceeds of crime for purposes of Anti-Money Laundering Laws. No Action by or before any court or governmental agency, authority or body or any arbitrator involving it or its Affiliates with respect to the Anti-Money Laundering Laws is pending or, to its knowledge, threatened.

(vii) US Cannabis Activities. It is not directly or indirectly involved in the production, cultivation, distribution, transport, sale, or promotion, or research in respect of marihuana (as defined in the United States Controlled Substances Act) or products derived therefrom, or otherwise owns or controls, directly or indirectly, or is affiliated with a person that engages in any of the foregoing activities; and it is not a person engaged directly or indirectly in the production, distribution, transport, sale, or promotion of products, equipment, accessories or services primarily used in connection with activities conducted by a person identified in this paragraph above, where for the purpose of this paragraph (vi) "primarily" shall mean, that its gross revenue from such activity represents more than (A) 15% of total gross revenue and/or (B) the equivalent of US$10 million.

8.2 Covenants

(a) The Supplier hereby covenants to the Purchaser, and acknowledges that the Purchaser is relying on such covenants in connection with entering into this Agreement, that:

(i) the Supplier shall remain a corporation validly subsisting under the laws of the jurisdiction of its incorporation, licensed, registered or qualified as an extra- provincial or foreign corporation in all jurisdictions where the nature of the Supplier's business make such licensing, registration or qualification necessary;

(ii) the Supplier shall carry on its business, perform all operations and activities in connection with its business in a commercially reasonable manner and in compliance in all material respects with all Applicable Laws, in accordance with all material terms of any permits, certificates, licences, approvals, consents and other authorizations required to be obtained from Governmental Authorities and in a manner not materially inconsistent with accepted practice for comparable businesses in Canada;

(iii) the Supplier shall maintain all records used to determine that the Goods have been produced or procured in accordance with this Agreement;

(iv) the Supplier shall maintain the right to use its Sales Licence, or a suitable replacement license, as may be determined by the Purchaser in its sole and absolute discretion, acting reasonably; and

(v) the Supplier shall maintain a corporate bank account.

ARTICLE 9

INDEMNIFICATION

9.1 Indemnification

(a) Each Party (the "Indemnifier") indemnifies and agrees to save harmless the other Parties and each of their Affiliates and each of their Representatives (the "Indemnified Person") from and against any and all Losses suffered or incurred by the Indemnified Person or (if applicable) any of their Affiliates, and its and their Representatives as a result of, on account of or by reason of any and all actions, causes of action, proceedings, claims or demands relating to, arising from or in connection with:

(i) a breach of a representation, warranty or covenant contained in this Agreement;

(ii) the negligence, wilful misconduct, fraud or dishonesty of the Indemnifier or any of its Representatives in connection with the performance of their respective obligations under this Agreement;

(iii) any bodily injury, death of any person or damage to real or tangible personal property caused by the wilful or negligent acts or omissions of the Indemnifier or any of its Representatives in connection with the performance of its obligations under this Agreement; and

(iv) any failure by the Indemnifier or its Representatives to comply with any Applicable Law.

(b) Each Party shall be entitled to indemnification and all other remedies available to it at law or in equity, including claims for specific performance and injunctive relief, in connection with or in respect of any breach or default by each other Party.

9.2 Indemnification Procedures

(a) If an Indemnified Person intends to seek indemnification from the Indemnifier it shall give prompt written notice to the Indemnifier of the Claim to which the indemnity applies. Such notice shall provide in reasonable detail any information that the Indemnified Person may have with respect to the Claim (including copies of any summons, complaints, or other pleadings which may have been served on the Indemnified Person or its agents and any written claim, demand, invoice, billing, or other document evidencing the same). Such notice shall also specify whether the Claim arises as a result of a Claim asserted by a Person that is not a Party against the Indemnified Person (a "Third Party Claim") or whether the Claim is asserted directly by the Indemnified Person (a "Direct Claim"). Failure to give prompt notice of a matter which may give rise to indemnification hereunder shall not affect the rights of an Indemnified Person to seek indemnification hereunder so long as such failure to so notify does not adversely affect in any material respect the Indemnifier's ability to defend the matter for which indemnification is sought.

(b) With respect to any Third Party Claim, the Indemnifier shall have the right to control the defence of the matter for which indemnification is sought under this Agreement, provided that the Indemnifier must conduct the defence actively and diligently thereafter in order to preserve its rights in this regard; and provided further, however, that the Indemnifier may not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Person (which consent shall not be unreasonably withheld or delayed) unless the judgment or proposed settlement involves only the payment of money damages, resolves the Third Party Claim entirely, does not impose an injunction or other equitable relief upon the Indemnified Person, and does not result in any admission by the Indemnified Person of any liability for which the Indemnified Person is not fully indemnified for hereunder. The Indemnified Person shall have the right to have its own counsel participate in the defence, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Person unless the Indemnifier consents to the retention of such counsel by it or unless the representation of both the Indemnifier and the Indemnified Person by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences). If the Indemnifier fails to defend the Third Party Claim within a reasonable time, the Indemnified Person shall be entitled to assume that conduct, and the Indemnifier shall be bound by the results obtained by the Indemnified Person with respect to that Third Party Claim.

(c) With respect to any Direct Claim, following receipt of notice from the Indemnified Person of the Claim, the Indemnifier shall have sixty (60) days to make such investigation of the Claim as is considered reasonably necessary. For the purpose of such investigation, the Indemnified Person shall make available to the Indemnifier the information relied upon by the Indemnified Person to substantiate the Claim, together with all such other information as the Indemnifier may reasonably request. If both Parties agree at or prior to the expiration of such sixty (60) day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifier shall immediately pay to the Indemnified Person the full agreed upon amount of the Claim.

(d) The Indemnifier waives any right it may have to require an Indemnified Person to proceed against or enforce any other right, power, remedy or security or to claim payment from any other Person before claiming under the indemnity provided for in this Article 9. It is not necessary for an Indemnified Person to incur expense or make payment before enforcing that indemnity. Nothing herein limits or restricts the obligation of a Party to account for any net tax benefit or any recovery, settlement or otherwise or under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Persons.

(e) The Purchaser and the Supplier accept each indemnity in favour of each of the Indemnified Persons that is not a party to this Agreement, as agent and trustee of that Indemnified Person and may enforce any such indemnity in favour of that Indemnified Person on behalf of that Indemnified Person, provided nothing herein shall prohibit or restrict each Indemnified Person to enforce any such indemnity in favour of that Indemnified Person and no amendment, modification or waiver of any rights or benefits of an Indemnified Person under this Article 9 shall be effective in respect of an Indemnified Person unless such Indemnified Person consents, in writing, to such amendment, modification or waiver, as the case may be. Each Party agrees to execute and deliver to any Indemnified Person, such indemnity agreements or other documents as may be reasonably necessary or desirable to provide each such Indemnified Person privity of contract with each Party in respect of the indemnity provided for in this Article 9 in their favour.

9.3 Limitation of Liability

(a) EXCEPT FOR OBLIGATIONS TO MAKE PAYMENT UNDER THIS AGREEMENT, LIABILITY FOR INDEMNIFICATION FOR THIRD PARTY CLAIMS, LIABILITY FOR BREACH OF CONFIDENTIALITY, OR LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, IN NO EVENT SHALL PURCHASER BE LIABLE TO SUPPLIER FOR ANY DAMAGES ARISING FROM OR RELATING TO THIS AGREEME NT TO THE EXTENT THAT THE AGGREGATE AMOUNT OF SUCH EXCEEDS THE AGGREGATE OF ALL MINIMUM PURCHASE OBLIGATIONS. EXCEPT FOR OBLIGATIONS TO MAKE PAYMENT UNDER THIS AGREEMENT, LIABILITY FOR INDEMNIFICATION, LIABILITY FOR BREACH OF CONFIDENTIALITY, OR LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, IN NO EVENT SHALL SUPPLIER BE LIABLE TO PURCHASER OR ANY BUYER FOR ANY DAMAGES ARISING FROM OR RELATING TO THIS AGREEMENT TO THE EXTENT THAT THE AGGREGATE AMOUNT OF SUCH DAMAGES EXCEEDS THE AGGREGATE OF ALL MINIMUM PURCHASE OBLIGATIONS.

(b) IN NO EVENT SHALL ANY PARTY BE LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR AGGRAVATED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF: (A) WHETHER THE DAMAGES WERE FORESEEABLE; (B) WHETHER OR NOT SUCH PERSON WAS ADVISED OF THE POSSIBILITY OF THE DAMAGES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) ON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

ARTICLE 10

CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS

10.1 Confidentiality

(a) The Parties acknowledge that the confidentiality agreement dated November 20, 2020 (the "Confidentiality Agreement") between the Parties continues to apply and that any Confidential Information (as defined therein) provided pursuant to this Agreement and the transactions contemplated herein shall be subject to the terms of the Confidentiality Agreement.

10.2 Public Announcements

(a) Neither Party nor any of their Representatives shall (orally or in writing) publicly disclose, issue any press release or make any other public statement, or communicate with the media, concerning the existence of this Agreement or the subject matter hereof, without the prior written approval of the other Party (which shall not be unreasonably withheld, conditioned or delayed), except if and to the extent that such Party (based upon the reasonable advice of counsel) is required to make any public disclosure or filing ("Required Disclosure") with respect to the subject matter of this Agreement:

(i) by Applicable Law; or

(ii) in connection with enforcing its rights under this Agreement.

(b) In each case pursuant to clause 10.2(a)(i) of this Section, the Party making any Required Disclosure shall make good faith efforts to consult with the other Party regarding the substance and timing of the Required Disclosure and provide the other Party a reasonable opportunity (taking into account any legally mandated time constraints) to review and comment on the content of the Required Disclosure prior to its publication or filing.

(c) Each Party shall be liable for any failure of its Representatives to comply with the restrictions set forth under this Section 10.2.

ARTICLE 11

TERM; TERMINATION

11.1 Term

The term of this Agreement commences on the Execution Date and continues until the later of (i) six months (6) months from the Effective Date, and (ii) the date on which all Minimum Purchase Obligations have been purchased pursuant to Section 2.1(a), unless earlier terminated as provided under this Agreement (the "Initial Term"). If, at least 30 days prior to the expiry of the Initial Term, the Purchaser and Supplier each elect to renew this Agreement and provide written notice of such renewal to the other Party, the Initial Term shall be extended for an additional six (6) month period (the "Renewal Term" and, together with the Initial Term, collectively, the "Term") commencing in the calendar month immediately following the last month of the Initial Term.

11.2 Purchaser Right to Terminate

(a) In the event that the Supplier is unable or otherwise fails to supply Goods valued at 80% of the Minimum Purchase Obligation for which the Purchaser has submitted a Purchase Order in two consecutive Contract Periods, the Purchaser, acting reasonably, may terminate this Agreement upon thirty (30) days written notice; provided that, in such circumstance, Purchaser shall be under no obligation to purchase any further Goods in following its delivery of such termination notice with the exception of pursuant to Purchase Orders for which a Confirmation has already been delivered.

(b) The Purchaser, acting reasonably, may terminate this Agreement immediately upon written notice in the event that Supplier fails to establish and maintain industry quality standards required under Applicable Law at its site and has not remedied such deficiencies within thirty (30) days following receipt of written notice of such deficiencies.

11.3 Supplier Right to Terminate

(a) In the event that the Purchaser is unable or otherwise fails to provide all requisite licenses, authorizations and permits for two (2) Shipments, the Purchaser, acting reasonably, may terminate this Agreement upon thirty (30) days written notice; provided that, in such circumstance, Supplier shall be under no obligation to supply any further Goods in following its delivery of such termination notice with the exception of pursuant to Purchase Orders for which a Confirmation has already been delivered and import licenses, authorizations and permits have been received.

(b) The Supplier may terminate this Agreement immediately upon written notice in the event that Purchaser fails to make any payment when due and has not remedied such non-payment within ten (10) Business Days following receipt of written notice of such non-payment.

11.4 Mutual Termination Rights

(a) Any Party may immediately terminate this Agreement upon written notice, but without prior advance notice, to the other Party, in the event that:

(i) another Party is subject to a Bankruptcy Proceeding;

(ii) Health Canada were to restrict any material part of any Party's business that results in such Party no longer being able to fulfill its obligations hereunder;

(iii) another Party is in breach or default of any material representation, warranty, covenant or obligations under this Agreement and fails to cure such breach or default within thirty (30) days after written notice from the non-breaching Party where such fault is capable of being cured within such period, and where not capable of being cured within such period, the breaching Party fails to take reasonable steps to cure such breach or such breach is not cured within such longer period as is reasonable, which breaches and defaults shall include without limitation, in the case of the Supplier, the loss of its Sales Licence.

11.5 Effect of Termination

If this Agreement is terminated under either Section 11.2, 11.3 or 11.4 then all rights and obligations under this Agreement (other than Section 6.1 and Article 9, Article 10 and Article 13 and any rights and obligations that have accrued before the date of termination including pursuant to a Purchase Order for which a Confirmation has been sent) shall terminate on that date.

ARTICLE 12

GOVERNING LAW

12.1 Governing Law

(a) This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

(b) Each of the Parties hereby irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of British Columbia, Canada respecting all matters relating to this Agreement and the rights and obligations of the Parties hereunder. Each of the Parties hereby agrees that service of any legal proceedings relating to this Agreement may be made by physical delivery thereof to its address provided in, or in accordance with, Section 13.1, as applicable.

ARTICLE 13

GENERAL PROVISIONS

13.1 Notices

Any notice, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be given in writing and shall be given by actual delivery or by email to its address, address set out below, addressed to the recipient as follows:

(i) if to the Purchaser and the Guarantor, at:

Adastra Labs Inc.

5451 275th Street

Langley, British Columbia V4W 3X8

Attention: Donald Reed Dinsmore

E-mail: donald@adastralabs.ca

(ii) if to the Supplier, at:

Pure Sunfarms Corp.

4431 80th Street

Delta, British Columbia, V4K 3N3

Attention: Miguel Martinez

Email: mmartinez@puresunfarms.com

or to such other address or email address or individual as may be designated by notice given by any Party to the other. Any notice, certificate, consent, determination or other communication shall be effective, if delivered or emailed at or prior to 5:00 p.m. on any Business Day, when so delivered or emailed or, if delivered or emailed at any other time, on the next Business Day.

13.2 Assignment, Successors, etc.

This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned, in whole or in part, by the Purchaser without the Supplier's prior written consent, which consent may not be unreasonably withheld. The Supplier may not assign this Agreement without the prior written consent of the Purchaser, which consent may not be unreasonably withheld.

13.3 Entire Agreement

This Agreement together with the Confidentiality Agreement, including all Schedules annexed hereto and thereto and any applicable Purchase Order, which form an integral part hereof, and any amendment thereto constitute the entire agreement between the Parties and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, with respect to the subject matter hereof. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as provided in this Agreement.

13.4 Further Assurances

Each of the Parties to this Agreement shall from time to time and at all times do all such further acts and execute and deliver all further agreements and documents as shall be reasonably required in order fully to perform and carry out the terms of this Agreement.

13.5 Amendment and Waivers

No amendment or waiver of any provision of this Agreement shall be binding on a Party unless consented to in writing by such Party. No failure or delay to exercise, or other relaxation or indulgence granted in relation to, any power, right or remedy under this Agreement shall operate as a waiver of it or impair or prejudice it nor shall any single or partial exercise or waiver of any power, right or remedy preclude its further exercise or the exercise of any other power, right or remedy. The failure of any Party to insist upon strict adherence to any provision of this Agreement on any occasion shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to such provision or any other provision of this Agreement. No purported waiver shall be effective as against any Party unless consented to in writing by such Party. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent or other breach.

13.6 Severability

Every provision of this Agreement is intended to be several, and accordingly, if any provision of this Agreement is determined to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party hereto. To the extent that any provision is found to be invalid, illegal or unenforceable, the Parties shall act in good faith to substitute for such provision, to the extent possible, a new provision with content and purpose as close as possible to the provision so determined to be invalid, illegal or unenforceable.

13.7 Time of Essence

Time shall be of the essence of this Agreement.

13.8 Remedies; Specific Performance

Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereby agree that irreparable damage would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. In the event of any breach or threatened breach by any Party of any of its covenants or obligations set out in this Agreement, the other Party shall be entitled to injunctive relief to prevent or restrain breaches or threatened breaches of this Agreement by the other, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. Each of the Parties hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by it, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other Party under this Agreement.

13.9 Contra Proferentem Rule

Unless otherwise expressly defined in this Agreement, the words used in this Agreement bear their natural meaning. The Parties have had equal opportunity to take legal advice and the contra proferentem rule does not apply to the interpretation of this Agreement. Save as otherwise provided in is this Agreement, each Party shall be responsible for and shall bear all its own fees and expenses with respect to the preparation and negotiation of this Agreement.

13.10 No Partnership

Nothing in this Agreement, specifically, shall be construed to create, expressly or by implication, a joint venture, commercial partnership or other partnership relationship between the Parties.

13.11 Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or electronic form, and the Parties adopt any signatures received by means of electronic communication as original signatures of the Parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the Execution Date.

ADASTRA LABS INC.

By:	/s/ Donald Dinsmore
Name: Donald Dinsmore
Title: Responsible Person

PURE SUNFARMS CORP.

By:	/s/ Miguel Martinez
Name: Miguel Martinez
Title: Vice President, Finance

PHYTO EXTRACTIONS INC.

By:	/s/ Donald Dinsmore
Name: Name: Donald Dinsmore
Title: Chief Operating Officer

Signature Page - Supply Agreement

SCHEDULE A

GOODS AND PRICES

1.1 Defined Terms. Capitalized terms used in this Schedule and not otherwise defined herein shall have the meaning set forth in the Agreement.

Goods	Price

Cannabis Trim	First Threshold
$0.17 per gram for up to 1,500 kilograms of Goods purchased during any Contract Period

Second Threshold

$0.15 per gram for all Goods purchased during any Contract Period if the Purchaser purchases 1,500 kilograms or more but fewer than 2,000 kilograms during such Contract Period

Third Threshold

$0.12 per gram for all Goods purchased during any Contract Period if the Purchaser purchases 2,000 kilograms or more during such Contract Period

In the event that the Supplier produces Trim at a THC potency higher than eight percent (8%) which Supplier is unable to sell at a price higher than $0.17 per gram or make other use of, then Supplier shall use commercially reasonable efforts to include such Trim in Purchaser's Purchase Orders.

SCHEDULE B

MINIMUM PURCHASE OBLIGATION DURING EACH CONTRACT PERIOD

Minimum Purchase Obligation	Pick Up Dates
1,000 kilograms of Cannabis Trim (adjusted on a pro rata basis for June, 2021)	To be determined by the Supplier and the Purchaser, both acting reasonably.